EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2013 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and GARY A. SHIFFMAN (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.

W I T N E S S E T H:

WHEREAS, SCOLP operates the business of the REIT;

WHEREAS, the REIT is the sole general partner of SCOLP;

WHEREAS, Executive has historically provided services not only to the REIT, but also to SCOLP; and

WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as Chief Executive Officer and President of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the REIT (the "Board"), which duties shall be consistent with the Executive's positions as set forth above.

(b)    For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the REIT, as they may be amended from time to time.

2.    Term of Employment.

(a)    Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue thereafter until June 20, 2018; provided, however, that the term of this Agreement shall be automatically extended for successive terms of one (1) year each thereafter unless either party notifies the other party in writing of its desire to terminate this Agreement at least thirty (30) days before the end of the term then in effect.

(b)    Executive acknowledges and agrees that Executive is an “at-will” employee and that Executive’s employment may be terminated, with or without cause, at the option of Executive or the Company.

3.    Devotion to the Company's Business.

The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Executive’s expenditure of reasonable amounts of time to various charitable and other community activities, or to the Executive’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement.

4.    Compensation.

(a)    During the term of this Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in paragraphs 4, 5 and 6 of this Agreement.

(b)    Base Compensation. As compensation for the services to be performed hereunder, the Company shall pay to the Executive, during his employment hereunder, an annual base salary (the "Base Salary") of Six Hundred Seventy One Thousand Dollars ($671,000.00) per year, payable in accordance with the Company's usual pay practices (including tax withholding), but in no event less frequently than monthly.

(c)    COLA Adjustment. Commencing with January 1, 2014 and at the beginning of each calendar year of this Agreement thereafter (each an “Adjustment Date”), Executive’s Base Salary shall be increased in accordance with the increase, if any, in the cost of living during the preceding one year as determined by the percentage increase in the Consumers Price Index-All Urban Consumers (U.S. City Average/all items) published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Index”). The Base Salary for the calendar year following each Adjustment Date shall be the then current Base Salary increased by the percentage increase, if any, in the average annual Index for the calendar year immediately preceding the Adjustment Date (the “Preceding Year”) over the average annual Index for the calendar year immediately preceding the Preceding Year. In the event the Index shall cease to be published or the formula underlying the Index shall change materially from the formula used for the Index as of the date hereof, then there shall be substituted for the Index such other index of similar nature as is then generally recognized and accepted. In no event shall the Base Salary during each adjusted calendar year be less than that paid during the preceding year of this Agreement.

(d)    Incentive Compensation. The Company shall pay to the Executive incentive compensation (“Incentive Compensation”) in an amount up to 100% of the Base Salary for each calendar year that the Executive is employed under this Agreement ("Bonus Year"), which Incentive Compensation shall be determined and calculated with respect to each Bonus Year as follows: (i) if, in the sole discretion of the Compensation Committee of the Board, the Executive fulfills his individual goals and objectives for such Bonus Year as approved by the Compensation Committee, the Executive shall receive Incentive Compensation in the amount of 25% of the then current Base Salary; (ii) if, in the sole discretion of the Compensation Committee, the Company achieves the FFO and financial budget objectives approved by the Company’s Board of Directors at the beginning of such Bonus Year, the Executive shall receive Incentive Compensation in the amount of 50% of the then current Base Salary; and (iii) the remaining 25% of the Incentive Compensation may be awarded to the Executive in the sole discretion of the Compensation Committee for extraordinary performance during such Bonus Year. The determination of the Incentive Compensation shall be made by the Compensation Committee of the Board no later than March 7th of the calendar year following the Bonus Year and any Incentive Compensation shall be paid to the Executive on or before March 15th of the calendar year following Bonus Year.

(e)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his full Base Salary, Incentive Compensation and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to paragraph 7(a)(iii) hereof; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company.

(f)    Restricted Stock. Promptly after the execution of this Agreement, the REIT shall grant and issue to Executive (the “Restricted Stock Award”) 250,000 shares of the REIT’s common stock (the “Shares”). The grant of the Restricted Stock Award shall be subject to the terms and conditions contained in the REIT’s standard Restricted Stock Award Agreement (the “Restricted Stock Award Agreement”) and all applicable terms and conditions of the REIT’s Equity Incentive Plan. In addition to the foregoing, the Restricted Stock Award shall vest as follows: 87,500 of the Shares shall vest on each of the third and fourth anniversaries of the Effective Date, 50,000 of the Shares shall vest on the fifth anniversary of the Effective Date and 12,500 of the Shares shall vest on each of the sixth and seventh anniversaries of the Effective Date. The grant of the Restricted Stock Award is expressly conditioned upon the Executive’s execution of the Restricted Stock Award Agreement.

(g)    Clawback. Notwithstanding anything to the contrary herein, the Incentive Compensation and any other incentive compensation paid or payable to the Executive hereunder shall not be deemed fully earned and vested, and shall be promptly reimbursed by the Executive to the Company if previously paid, to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange.

5.    Benefits.

(a)    Insurance. The Company shall provide to the Executive life, medical and hospitalization insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies.

(b)    Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the existence of any such plan which may be in effect from time to time.

(c)    Annual Vacation. The Executive shall be entitled to six (6) weeks vacation time each year, without loss of compensation. The Executive shall not take more than fourteen (14) consecutive calendar days of vacation without the prior approval of the Board. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than ten (10) business days of accrued vacation time may be carried over at any time (the "Carry-Over Limit"). In the event that the Executive has accrued and unused vacation time in excess of the Carry-Over Limit (the "Excess Vacation Time"), the Excess Vacation Time shall be paid to the Executive within ten (10) days of the end of the year in which the Excess Vacation Time was earned based on the Base Salary then in effect. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time (not to exceed thirty (30) business days) shall be paid to the Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination. For purposes of this Agreement, one-twelfth (1/12) of the applicable annual vacation time shall accrue on the last day of each calendar month that the Executive is employed under this Agreement.

6.    Reimbursement of Business Expenses.

The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

7.    Termination of Employment.

(a)    The Executive's employment under this Agreement may be terminated:

(i)    by either the Executive or the Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;

(ii)    by the Company at any time for "cause" (as defined below), without prior notice;

(iii)    by the Company upon the Executive's "permanent disability" (as defined below) upon not less than thirty (30) days written notice; and

(iv)    upon the Executive's death.

(b)    For purposes hereof, for "cause" shall mean: (i) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from the Company); (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency; (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the Company, renders Executive’s continued employment harmful to the Company; (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the Company, adversely affects the Company or its reputation or business.

(c)    For purposes hereof, the Executive's "permanent disability" shall be deemed to have occurred if Executive has become unable to perform the essential functions and responsibilities of his position with reasonable accommodation, as required under the Americans with Disabilities Act, as the same has and may be amended (the “ADA”), by virtue of a disability (as defined under the ADA).

8.    Compensation Upon Termination or Disability.

(a)    In the event that the Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i), (i) the Executive shall be entitled to any accrued and unpaid Base Salary, Incentive Compensation and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Company to the Executive within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Incentive Compensation due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) subject to the Executive’s execution of a general release of claims in a form satisfactory to the Company, the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to eighteen (18) months if the Executive fully complies with paragraph 12 of this Agreement (the "Severance Payment"). Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment and the Severance Payment shall not be due Executive if Executive is entitled to Change in Control Benefits (as defined in paragraph 10 below). In the event that the Company terminates the Executive’s employment under this Agreement without “cause” pursuant to paragraph 7(a)(i) hereof, the Executive, in his sole and absolute discretion, may decline the Severance Payment by written notice to the Company prior to the payment of any portion of the Severance Payment, in which event the Company shall have no obligation to make the Severance Payment and Executive shall be relieved of the restrictions imposed by subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Severance Payment in accordance with this paragraph 8(a), subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement shall become null and void and of no further force and effect.

(b)    In the event of termination of the Executive's employment under this Agreement for "cause" or if the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any accrued and unpaid Base Salary and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year.

(c)    In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, (i) the Executive (or his successors and assigns in the event of his death) shall be entitled to any accrued and unpaid Base Salary, Incentive Compensation and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Company to the Executive or his successors and assigns, as appropriate, within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Incentive Compensation due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to twenty four (24) months if the Executive fully complies with paragraph 12 of this Agreement (the "Disability Payment"); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (i) were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company, and (ii) did not previously reduce the Base Salary, Incentive Compensation and other benefits due the Executive under paragraph 4(e) of this Agreement. Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Disability Payment to the Executive in one lump sum due within thirty (30) days of the Executive's termination of employment. In the event of termination of the Executive’s employment under this Agreement due to the Executive’s permanent disability, the Executive, in his sole and absolute discretion, may decline the Disability Payment by written notice to the Company prior to the payment of any portion of the Disability Payment, in which event the Company shall have no obligation to make the Disability Payment and Executive shall be relieved of the restrictions imposed by subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Disability Payment in accordance with this paragraph 8(c), subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement shall become null and void and of no further force and effect.

(d)    Notwithstanding anything to the contrary in this paragraph 8, the Company's obligation to pay, and the Executive's right to receive, any compensation under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Executive's breach of any provision of paragraph 12 hereof. In addition, the Executive shall promptly forfeit and immediately return to the Company any compensation received from the Company under this paragraph 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Executive's breach of any provision of paragraph 12 hereof.

9.    Resignation of Executive. Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from any and all offices and directorships held by the Executive in the Company and/or any of the Affiliates (as defined below).

10.    Effect of Change in Control.

    (a)    The Company or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events has occurred: (i) the Executive’s employment under this Agreement is terminated in accordance with paragraph 7(a)(i) at any time within twenty-four (24) months after the Change in Control, (ii) upon a Change in Control under paragraph 10(g)(ii), the Company or its successor does not expressly assume all of the terms and conditions of this Agreement, or (iii) there are less than twenty-four (24) months remaining under the term of this Agreement (without regard to the last clause of paragraph 2 hereof).

(b)    For purposes of this Agreement, the “Change in Control Benefits” shall mean the following benefits:

(i)    A cash payment equal to two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control, payable within sixty (60) days of the Change in Control or, in the event that the cessation of Executive’s employment hereunder triggers the Change in Control Benefits, payable within thirty (30) days after such cessation of employment; and

(ii)    Continued participation in all employee welfare plan benefits in which Executive is participating on the date of Executive’s termination of employment, until the earlier of (i) one year following the termination date, or (ii) the date on which Executive becomes covered under any other group health plan. The continuation of group health plan coverage during this extended period will run concurrently with COBRA coverage. Executive will promptly notify the Company upon commencement of participation in another employer’s group health plan.

(c)    Notwithstanding anything to the contrary herein, (i) in the event that the Executive’s employment under this Agreement is terminated in accordance with paragraph 7(a)(i) within sixty (60) days prior to a Change in Control, such termination shall be deemed to have been made in connection with the Change in Control and the Executive shall be entitled to the Change in Control Benefits; and (ii) in the event that the Executive’s employment under this Agreement is terminated by the Company or its successor in accordance with paragraph 7(a)(i) after a Change in Control and the Executive was not already entitled to the Change in Control Benefits under paragraph 10(a)(iii), the Company or its successor shall pay the Executive an amount equal to the difference between the Change in Control Benefits and the amounts actually paid to the Executive under this Agreement after the Change in Control but prior to his termination.

(d)    The Change in Control Benefits are in addition to the acceleration of the vesting of, and the extension of the time for exercise of, stock options as a result of the Change in Control.

(e)    Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Change in Control Benefits will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

(f)    The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this paragraph 10, but only to the extent that the Company is determined to be liable to the Executive for breach of this paragraph 10 as a part of a final judgment on the merits pursuant to binding arbitration.

(g)    For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

(i)    if any person or group of persons acting together (other than (a) the Company or any person (I) who as of the date hereof was a director or officer of the REIT, or (II) whose shares of Common Stock of the REIT are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the REIT)), becomes a beneficial owner, directly or indirectly, of securities of the REIT representing fifty percent (50%) or more of either the then‑outstanding Common Stock of the REIT or the combined voting power of the REIT's then‑outstanding voting securities (other than as a result of an acquisition of securities directly from the REIT);

(ii)    if the Company sells all or substantially all of the Company's assets to any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile);

(iii)    if the Company merges or consolidates with another person as a result of which the shareholders of the REIT immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

(iv)    if the new directors appointed to the Board during any twelve‑month period constitute a majority of the members of the Board, unless (I) the directors who were in office for at least twelve (12) months prior to such twelve‑month period (the "Incumbent Directors") plus (II) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

For purposes of this paragraph 10(g), a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

11.    Stock Awards. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Company’s equity incentive plans. In the event that the Company terminates the Executive's employment under this Agreement without "cause" or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable. Upon a Change in Control, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable and may be exercised by Employee at any time within one (1) year after the Change in Control. All Award Agreements between the Company and the Executive shall be amended to conform to the provisions of this paragraph 11. In the event of an inconsistency between this paragraph 11 and such Award Agreements, this paragraph 11 shall control.

12.    Covenant Not To Compete and Confidentiality.

(a)    The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of the Company, the Executive agrees that:

(i)    for a period commencing on the date of this Agreement and ending upon the termination of the Executive's employment under this Agreement for any reason, the Executive shall not, either directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in (A) the real estate business (the "Real Estate Business"), including, without limitation, the development, ownership, leasing, sales, management or financing of single family or multi‑family housing, condominiums, townhome communities or other form of housing, or (B) any business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company, or any entity owned or controlled by the Company or under common control with the Company (an "Affiliate"), anywhere within the continental United States or Canada; provided, however, that, paragraph 12(a)(i)(A) above shall not prevent Executive from making investments in the Real Estate Business so long as he is not employed by, and he does not perform any services for, such Real Estate Business (other than services incidental to the oversight of his investment);

(ii)    subject to paragraphs 8(a) and 8(c) of this Agreement, for a period of eighteen (18) months commencing upon the termination for any reason of the Executive's employment under this Agreement, the Executive shall not, either directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in any aspect of the manufactured housing and/or recreational vehicle community business or any other business which is competitive with the business then or at any time during the term of this Agreement conducted or proposed to be conducted by the Company or any Affiliate (the “Company Business”), anywhere within the continental United States or Canada; except that the Executive may invest in any publicly held entity engaged in the Company Business, if his investment in such entity does not exceed one percent (1%) in value of the issued and outstanding equity securities of such entity;

(iii)    the Executive will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Company or any Affiliate any Confidential Information;

(iv)    promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, his personal representative) shall return to the Company any and all copies (whether prepared by or at the direction of the Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

(v)    subject to paragraphs 8(a) and 8(c) of this Agreement, for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months from the termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Company; and

(vi)    for a period commencing on the date of this Agreement and ending upon the expiration of eighteen (18) months from the termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, call upon, compete for or solicit for employment any person with whom the Executive was acquainted while in the Company's employ.

As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors, including, without limitation, financial information, business plans, prospects, opportunities which have been discussed or considered by the management of the Company, and other trade secrets.

(b)    The Executive agrees and understands that the remedy at law for any breach by him of this paragraph 12 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this paragraph 12, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this paragraph 12 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this paragraph 12 which may be pursued or availed of by the Company. This paragraph 12 shall survive the termination of this Agreement.

(c)    Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Executive and the Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.

13.    Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive's employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees' rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to the Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that the Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this paragraph 13; (C) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this paragraph shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive’s breach of paragraph 12 of this Agreement.

14.    Notice. Any notice, request, consent or other communication given or made hereunder shall be given or made only in writing and (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed; or (c) telecopied to the party to whom it is directed, at the following addresses or at such other addresses as the parties may hereafter indicate by written notice as provided herein:

If to the Company:

Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2641
Attn: Chief Financial Officer

If to the Executive:

Gary A. Shiffman
6212 Bromley Court
West Bloomfield, Michigan 48322

In all events, with a copy to:

Jaffe, Raitt, Heuer & Weiss Professional Corporation
27777 Franklin Rd.
Suite 2500
Southfield, Michigan 48034
Fax: (248) 351-3082
Attn: Jeffrey M. Weiss

Any such notice, request, consent or other communication given or made: (i) in the manner indicated in clause (a) of this paragraph shall be deemed to be given or made on the date on which it was delivered; (ii) in the manner indicated in clause (b) of this paragraph shall be deemed to be given or made on the third business day after the day in which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in the regularly maintained receptacle for the deposit of overnight express mail; and (iii) in the manner indicated in clause (c) of this paragraph shall be deemed to be given or made when received by the telecopier owned or operated by the recipient thereof.

15.    Cooperation in Future Matters. Executive hereby agrees that, for a period of 18 months following his termination of employment for any reason whatsoever, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive's other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

16.    Miscellaneous.

(a)    The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(b)    Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into another corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(c)    The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

(d)    The Board shall allocate all compensation described in Sections 4, 6, 8 and 10 between the REIT and SCOLP on an annual basis, after determining the services provided to each entity by the Executive for the relevant period. For tax reporting purposes, all compensation will be appropriately reported to the Executive and Federal and state taxing authorities based upon the Executive’s legal relationship with each entity as determined under applicable law.

(e)    This Agreement sets forth the entire agreement and understanding of the parties with respect to its subject matter, and supersedes all prior agreements, understandings, representations, warranties, negotiations and discussions between the parties with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement, dated as of February 23, 2005, as amended. No modification, termination or waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(f)    This Agreement shall be governed by and construed according to the laws of the State of Michigan.

(g)    Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

(h)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)    Except as otherwise provided in paragraph 10(f) above, each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.

REIT:

SUN COMMUNITIES, INC., a Maryland corporation

By:	/s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

SCOLP:

SUN COMMUNITIES, INC., a Maryland corporation

By:	Sun Communities, Inc., a Maryland corporation, its General Partner

	By:	/s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

EXECUTIVE:

/s/ Gary A. Shiffman
GARY A. SHIFFMAN